Exhibit 10
October 2, 2010
Mr. Al Hirshberg
Dear Al,
I am pleased to inform you of the terms of your employment offer that was approved by the Human Resources and Compensation Committee of the Board of Directors on October 2, 2010. Your appointment as an officer of ConocoPhillips will require approval of the Board itself and is on the agenda for the Board’s regularly-scheduled meeting in October. The details of the offer are as follows:

Job Title:	Senior Vice President
Salary:	$60,416/month
Location:	Houston
Desired Reporting Date:	October 6, 2010
Salary and Incentive Award
Subsequent changes to your salary will be based on your performance and our compensation policy.
In addition to your base salary, you will be eligible to participate in the Variable Compensation Incentive Program (VCIP). This is an annual program, which if approved, could result in you receiving an award. The Human Resources and Compensation Committee generally approves the awards after the completion of the plan year. Individual awards are based upon company, unit, and/or individual performance. The awards can range from 0% to 250% of the target. Your target award will be 89% of your eligible earnings paid during the year. For 2010, any approved award will be based on your earnings for the number of months you participate in the program.
Executive Programs
In addition to your base salary and VCIP, you will be eligible to participate in the following executive level compensation programs:
Stock Option Program: This is an annual program, which if approved, could result in you receiving an award. The Human Resources and Compensation Committee generally approves the awards annually in February. Your target award base is 165% of your year-end base salary.
Performance Shares: This is a program where target awards are contingent shares of ConocoPhillips stock that are earned based on the Company’s performance over a three-year period, and approved awards will be paid out in restricted stock units, also known as performance share units. Awards may be adjusted further at the end of each period based on individual performance. Your target award for the next performance period, subject to program rules, will be 165% of your year-end base salary. You will receive pro-rata targets for Performance Periods VII and VIII, which run from 2009 – 2011 and 2010 – 2012, respectively.

Exhibit 10
Executive Severance Plan and Key Employee Change in Control Severance Plan: These plans provide severance benefits in the event of a company-initiated termination. In addition to cash payments and benefits continuation, eligible executives get favored “layoff” treatment with regard to outstanding equity awards. A copy of the plans is attached.
Furthermore, you will be considered to have been terminated by the Company in the event the Company terminates your employment either without “cause” or if your employment is terminated by mutual agreement or if you initiate the termination of your employment (but only if given “good reason” to do so), prior to your attaining age 55, using for the terms in quotations the definitions in the Terms and Conditions of the Make Up Grant Award of Restricted Stock Units in the attachment to this letter and subject to the other terms of the ConocoPhillips Executive Severance Plan. Any severance benefits to which you may become entitled prior to your attainment of age 55 will not be less than the severance benefits provided under this letter, the Executive Severance Plan, and the Key Employee Change in Control Severance Plan as those plans are in effect at the date hereof.
Employee Benefits
You will be eligible to participate in the various ConocoPhillips employee benefit plans. A summary printout of the benefits package is enclosed for your review. In addition to eligibility in the employee benefits plans, I confirm the following additional benefits:
Executive Life Insurance: The company provides at no cost to you group term life insurance coverage equal to one times annual salary as basic life insurance protection. Also as an executive, we will provide you at no cost to you an additional one times your annual salary in further coverage. Under the company’s life insurance arrangements, you may also purchase up to an additional eight times your annual salary.
Vacation: With regard to vacation benefit, we confirm we will recognize your prior employer’s service and you will be eligible for five (5) weeks (25 days) of vacation. Upon completion of 30 years total service you will be eligible for six (6) weeks (30 days) of vacation.
KESRP Participation
You will immediately become a fully vested participant in the ConocoPhillips Key Employee Supplemental Retirement Plan. The purpose of this plan is to provide a restoration of benefits that cannot be provided through our qualified defined benefit pension plan due to limitations imposed by the Internal Revenue Code on qualified plans and provide you with a minimum defined benefit expressed as a single life annuity (beginning as early as age 60 without reduction) with annual payments equal to 1.6% times years of credited service times final average earnings (including awards under the Variable Cash Incentive Program), paid in accordance with your elections and the terms and conditions of the applicable plans, this benefit to be offset by the benefits to which you are entitled under the ConocoPhillips Retirement Plan Title II (Cash Balance Account) and the benefits to which you are entitled under the defined benefit plans of your current employer. In order to make up for benefits that you might lose in leaving your existing final average earnings arrangement under the defined benefit plans of your current employer, we will amend KESRP to provide that your benefit under KESRP will be determined by crediting you with service with both your current employer and with ConocoPhillips as if you had been a ConocoPhillips employee of Phillips heritage. For avoidance of any doubt, during any period of time that you have not received both your base salary and VCIP compensation in each of three calendar years, the calculation of

Exhibit 10
your KESRP benefit will not be adversely affected because of either the timing of the payment of VCIP nor the fact that you have not received compensation from the Company for an entire three calendar year period. For your review, we have attached the proposed amendment to KESRP and a copy of KESRP as currently effective.
Make Up Grants
We recognize that you will be forfeiting certain items of compensation and benefits in order to become an employee of ConocoPhillips. Consequentially, we will also provide the following:
Cash: Upon completion of your first day at ConocoPhillips, you will receive a payment of $3,000,000, which will be treated as a bonus under our compensation systems, although it will not be included in pensionable earnings.
Restricted Stock Units Award: You will receive an award of restricted stock units, rather than a higher cash inducement bonus than described above. The number of units will be determined by dividing $2,900,000 by the Fair Market Value of ConocoPhillips stock on the date of your employment. The restrictions on these units would lapse and the units vest at the end of three years of employment with ConocoPhillips. These units will be settled on the vesting date. Settlement and distribution of the units can be further delayed if that is desired for tax planning purposes. The terms and conditions of the restricted stock units would be substantially as set forth in the attachment to this letter.
KEDCP Account Value: An account for you will be created under the ConocoPhillips Key Employee Deferred Compensation Plan with an initial value of $6,357,436. This account would vest 47% on the first anniversary of your employment, another 47% on the second anniversary of your employment, and the remainder on the third anniversary of your employment. The stated percentage of the account value will be paid on the vesting date. Separately you will receive information on this plan and elections you will need to make investment and distribution options under the plan. In order to accomplish the creation of your account, we must amend KEDCP to provide for this possibility. For your review, we have attached the proposed amendment to KEDCP and a copy of KEDCP as currently effective.
With regard to the items described in these paragraphs concerning Make Up Grants, in the event of a termination initiated by the company, other than for cause, or a termination by mutual agreement or in the event of a termination initiated by you (but only if you have good reason), you will be deemed to be fully vested in and retain all rights in the items described. Furthermore, please note that the conditions of cause and good reason are set out in the Make Up Grant Award Terms and Conditions, and except as described in this letter, the various terms, conditions, and provisions in the award and plan documents remain applicable.
Relocation
You will have the option to relocate, and you will be reimbursed in the manner described under the ConocoPhillips Domestic Relocation Policy. After reviewing the enclosed Relocation Policy and once you have accepted our offer, please contact the ConocoPhillips Relocation Center to begin your relocation process. Also, please note that the ConocoPhillips Relocation Center must be contacted prior to initiating any action in regard to Home Sale and House Hunting/Home Purchase and Structural/Mechanical Inspections.

Exhibit 10
Requirements for Employment
Our offer is contingent upon your successful completion of certain Pre-Placement Requirements, Export Control Compliance, and Employment Eligibility Verification. Failure to successfully complete or meet these requirements in the necessary timeframes may prevent you from being placed in or continuing to remain in your position.
Pre-Placement Requirements: After you have accepted our offer, you will receive several emails addressing each specific pre-placement requirement, including the Pre-Placement Medical Questionnaire, Export Compliance Pre-Verification Form, Background Check, and Standard Drug Test for prohibited substances. As mentioned above, this offer is contingent upon your successful completion of the pre-placement requirements. Please notify me if you have not received the above-mentioned emails within three days of offer acceptance.
Export Control Compliance: Upon reporting to work, you will be requested to present citizenship verification documents to confirm export control compliance. The documents must be original documents or certified copies specifying all valid citizenships. Should an export license be required, your employment will be conditioned upon issuance of such license. Please refer to the enclosed Export Control Compliance FAQ’s to answer any questions you may have about this requirement.
Employment Eligibility Verification: Under the provisions of the Immigration Reform and Control Act of 1986, your employer is required to have verification indicating you are authorized to work in the United States. You will be required to provide employment eligibility verification documents within three working days after the start of employment. More information about Employment Eligibility Verification is enclosed.
Please send to me current statements and such other documents that are available to you to show the existing awards and payments that you will be foregoing from your current employer upon leaving that employment.
If you have any further questions about the contents of this offer, please contact me. I’m looking forward to working with you.
Sincerely,

/s/ Carin Knickel Carin Knickel
Enclosures
Please sign below acknowledging your acceptance of the terms of employment with ConocoPhillips.

/s/ Alan J. Hirshberg
Alan J. Hirshberg
October 6, 2010